UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MIDDLEFIELD BANC CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 4, 2025

Dear Fellow Shareholders:

The 2025 Annual Meeting of Shareholders of Middlefield Banc Corp. will be held on Wednesday, May 14, 2025 at 1:00 p.m. Eastern Time. We have adopted a virtual format for our Annual Meeting. We will provide a live webcast of the Annual Meeting at //meetnow.global/MSPXWF6 where you will be able to vote electronically and submit questions during the meeting. There will be no physical location for the meeting.

The four items to be considered at the meeting involve the election of directors, a non-binding “say-on-pay” vote concerning the company’s executive compensation programs, a non-binding vote on the frequency of future say-on-pay advisory votes, and a non-binding vote on the ratification of the appointment of auditors.

Your vote on these matters is important, regardless of the number of shares you own, and all shareholders are encouraged to participate in the live webcast of the Annual Meeting. However, it is important that your shares be represented regardless of whether you plan to participate in the live webcast of the Annual Meeting. In order to ensure that your shares are represented, I urge you to go to www.investorvote.com/MBCN and log in to vote by entering the 15-digit code found on the enclosed proxy card or, if you hold your shares in a brokerage account, by following the voting instructions of your bank or broker. You may also execute and return the enclosed proxy card or submit your proxy by telephone.

If your shares are not registered in your own name, please follow the voting instructions from your bank, broker, or other shareholder of record to vote your shares.

Sincerely,

William J. Skidmore
Chairman of the Board

15985 East High Street, P.O. Box 35 • Middlefield, Ohio 44062 • 440/632-1666 • 888/801-1666 • 440/632-1700 (FAX) • www.middlefieldbank.bank

MIDDLEFIELD BANC CORP.

15985 East High Street

P.O. Box 35

Middlefield, Ohio 44062

(440) 632-1666

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Middlefield Banc Corp. will be held on May 14, 2025 at 1:00 p.m., Eastern Time. We have adopted a virtual format for our Annual Meeting to provide a consistent experience to all shareholders regardless of location. We will provide a live webcast of the Annual Meeting at //meetnow.global/MSPXWF6, where you will be able to vote electronically and submit questions during the meeting. There is no physical location for the Annual Meeting.

A proxy and a proxy statement for the 2025 Annual Meeting of Shareholders are enclosed. The purpose of the Annual Meeting is to consider and act upon –

(1)	the election of three directors to serve until the 2028 annual meeting of shareholders or until their successors are elected and qualified,
(2)	a non-binding advisory proposal to approve the compensation of Middlefield Banc Corp.’s named executive officers,
(3)	a non-binding advisory vote on the frequency of future advisory votes on the compensation of Middlefield Banc Corp.’s named executive officers, and
(4)	ratification of the appointment of S.R. Snodgrass, P.C. as independent auditor for the fiscal year ending December 31, 2025.

The Board of Directors is not aware of any other business to be presented at the Annual Meeting. Any action may be taken on the foregoing proposals at the 2025 Annual Meeting on the date specified or on any date or dates to which the Annual Meeting is adjourned or postponed. The record date for determining shareholders of record entitled to vote at the meeting is March 14, 2025.

Your vote is important. We urge you to vote promptly by using the internet, by telephone, or by signing, dating, and returning the enclosed proxy card in the postage-paid return envelope provided, regardless of whether you expect to participate in the live webcast of the Annual Meeting. If you vote by internet, or by telephone, you do not need to return the proxy card. Internet and telephone voting information is provided on the proxy card.

Shareholders whose shares are held in the name of a broker, bank or other shareholders of record must vote in the manner directed by such shareholder of record. Check your proxy card or the information forwarded by your broker, bank or other shareholder of record to see which options are available to you.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 14, 2025. This Proxy Statement, the Chairman’s letter, and the Annual Report on Form 10-K are available at www.edocumentview.com/MBCN.

By Order of the Board of Directors,

William J. Skidmore
Chairman of the Board

Middlefield, Ohio

April 4, 2025

THANK YOU FOR ACTING PROMPTLY

MIDDLEFIELD BANC CORP.

15985 East High Street

P.O. Box 35

Middlefield, Ohio 44062

(440) 632-1666

PROXY STATEMENT

Middlefield Banc Corp., an Ohio corporation, is furnishing this proxy statement to you on behalf of the board of directors to solicit your proxy for use at the 2025 Annual Meeting of Shareholders and during any adjournment or postponement thereof. The Annual Meeting will be held on Wednesday, May 14, 2025, at 1:00 p.m. Eastern Time. We have adopted a virtual format for our Annual Meeting. We will provide a live webcast of the Annual Meeting at //meetnow.global/MSPXWF6 where you will be able to vote electronically and submit questions during the meeting.  The notice of meeting and this proxy statement are first being mailed to shareholders on or about April 4, 2025.

References in this proxy statement to “Middlefield,” “we,” “us,” “Company,” and “our” mean Middlefield Banc Corp. alone or Middlefield Banc Corp. and its subsidiaries, depending on the context. The subsidiaries of Middlefield Banc Corp. are The Middlefield Banking Company and EMORECO, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Meeting. At the Annual Meeting we will ask Middlefield shareholders (1) to elect three directors to serve until the 2028 annual meeting of shareholders or until their successors are elected and qualified, (2) to act on a non-binding, advisory proposal to approve the named executive officer compensation disclosed in this proxy statement in accordance with rules of the Securities and Exchange Commission (the “SEC”), (3) to specify in a non-binding, advisory vote a preference for the frequency with which we submit to shareholders in the future the non-binding, advisory proposal for approval of executive compensation, and (4) to ratify the appointment of S.R. Snodgrass, P.C. as Middlefield’s independent auditor for the fiscal year ending December 31, 2025.

How to Attend the Virtual Annual Meeting. The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting //meetnow.global/MSPXWF6. You also will be able to vote your shares online at the virtual Annual Meeting.

To participate in the Annual Meeting, you will need to review the information included on your proxy card or on the instructions that accompanied your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions set forth on page 2 in the section titled How to Register to Attend the Annual Meeting.

The virtual Annual Meeting will begin promptly at 1:00 p.m., Eastern Time, on May 14, 2025. We encourage you to access the meeting prior to the start time to leave ample time for check-in. Please follow the registration instructions as outlined in this proxy statement.

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it. Should you need further assistance, you may call Local 1-888-724-2416 or International +1 781-575-2748.

You may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at //meetnow.global/MSPXWF6, entering the 15-digit control number found on your proxy card, typing your question into the “Question” field, and clicking “Send”. Additional information regarding the ability of shareholders to ask questions during the Annual Meeting will be set forth in the meeting’s Rules of Conduct, which will be made available within the virtual Annual Meeting platform.

How to Register to Attend the Virtual Annual Meeting. If you are a registered shareholder (i.e., you hold shares as reflected by the records of our transfer agent), you do not need to register to attend the virtual Annual Meeting. Please follow the instructions on the proxy card that you received.

If you hold your shares through an intermediary, such as a bank, broker or other shareholder of record, you must register in advance to attend the virtual Annual Meeting. To register to attend the Annual Meeting online by webcast, you must submit proof of your proxy power (legal proxy) reflecting your Middlefield holdings along with your name and email address to our transfer agent, Computershare.

Requests for registration should be directed to Computershare by forwarding the email you received from your bank, broker or other shareholder of record, or an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 11:59 p.m., Eastern Time, on May 13, 2025. You will receive a confirmation of your registration by email after your registration materials have been received.

Voting Procedures. If you were a shareholder of record at the close of business on March 14, 2025, you are entitled to vote at the Annual Meeting. As of March 14, 2025, there were 8,081,193 shares of Middlefield common stock outstanding.

The enclosed proxy is for use if you are unable to participate in the live webcast of the Annual Meeting or if you wish to have your shares voted by proxy even if you participate in the live webcast of the Annual Meeting. We will provide a live webcast of the Annual Meeting at //meetnow.global/MSPXWF6 where you will be able to vote electronically. Please vote your shares by (1) the internet, (2) telephone or (3) completing, signing, dating, and returning the enclosed proxy as soon as possible in the postage-paid envelope provided. If you hold your shares in the name of a bank, broker or other shareholder of record, the availability of internet and telephonic voting will depend on the voting processes of the bank, broker or other shareholder of record.

Proxies solicited hereby may only be used at the Annual Meeting and any adjournment thereof and will not be used for any other meeting. Proxies solicited by the board will be voted in accordance with the directions given. If no instructions are given, proxies will be voted in favor of the proposals set forth in this proxy statement.

If your shares are registered directly in your name with our transfer agent, you are a “shareholder of record” or registered holder. If your shares are held through a bank, broker or other shareholder of record, you are considered the “beneficial owner” of those shares. If your shares are held by a bank, broker or other shareholder of record, that entity or person will provide separate voting instructions. If you as beneficial owner provide specific voting instructions to your bank, broker or other shareholder of record by mail, telephone, or internet, your bank, broker or other shareholder of record will vote your shares as you have directed.

Revocation of Proxies. Shareholders who execute proxies retain the right to revoke them at any time before completion of the Annual Meeting, but revocation will not affect a vote previously taken. If your common stock is held in street name, you must follow the instructions of your bank, broker or other shareholder of record to revoke your proxy instructions. If you are a shareholder of record and wish to revoke your proxy instructions, you may revoke a proxy by:

●	participating in the live webcast of the Annual Meeting at //meetnow.global/MSPXWF6 where you will be able to vote electronically (Simply attending the virtual Annual Meeting without voting will not revoke an earlier proxy),

●	giving a subsequent proxy relating to the same shares,

●	casting a later internet or telephone vote relating to the same shares, or

●	filing with the Secretary at or before the Annual Meeting a written revocation notice bearing a later date than the proxy.

A written notice revoking a proxy should be delivered to Ms. Julie E. Shaw, Secretary, Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062. Unless revoked, the shares represented by proxies will be voted at the Annual Meeting.

Expense of Soliciting Proxies. Middlefield will bear the cost of soliciting proxies. In addition to solicitation by mail, directors, officers, and employees of Middlefield and its subsidiaries may solicit proxies personally or by telephone, but they will receive no additional compensation for doing so.

Middlefield will pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations, and other custodians, nominees, and fiduciaries who are record holders of Middlefield common stock not beneficially owned by them for forwarding this proxy statement and other proxy solicitation materials to and obtaining proxies from the beneficial owners of Middlefield common stock.

Quorum and Vote Required. A quorum will exist at Middlefield’s Annual Meeting if a majority of the outstanding common stock is represented in person or by proxy. A quorum must be present in person or by proxy at the meeting before any action other than adjournment can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

Shareholders are entitled to one vote for each share held. Shareholders are not entitled to cumulate their votes in the election or removal of directors or otherwise. Our Regulations provide in Article III, section 2 that directors are elected by a plurality vote of votes cast, meaning the nominees receiving the greatest numbers of votes will be elected. Our Regulations provide in Article I, section 7 that a majority of votes cast is sufficient to constitute the act of shareholders, except as otherwise expressly required by law, our Articles of Incorporation or the Regulations. We will consider the non-binding proposal to approve the compensation of Middlefield’s named executive officers (“say-on-pay”) to be approved if the proposal receives the affirmative vote of a majority of the votes cast on the proposal. We will consider the say-on-pay frequency alternative for future advisory votes concerning say-on-pay proposals to be approved by a majority of the votes cast, or by a plurality if there is no clear majority. We will consider the proposal to ratify the appointment of S.R. Snodgrass, P.C. as independent auditor to be approved if the proposal receives the affirmative vote of a majority of the votes cast on the proposal.

Abstentions and Broker Non-Votes. Abstention may be specified on all proposals except the election of directors. Abstentions and broker non-votes will be counted for purposes of establishing that a quorum is present at the meeting. A broker non-vote arises when shares held by a broker nominee for a beneficial owner are not voted because the broker nominee does not receive voting instructions from the broker’s customer for non-routine proposals and lacks discretionary authority to vote the shares without instructions.

Brokers normally have authority to vote on routine matters, such as the ratification of independent registered public accounting firms, but not on non-routine matters such as the election of directors. Proposal 4, the proposal to ratify the appointment of S.R. Snodgrass, P.C. as independent auditor, is the only routine matter to be voted upon at the Annual Meeting.

The election of directors and the advisory votes on executive compensation are not considered routine matters and therefore broker non-votes may exist in connection with these proposals. We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. Brokers are not allowed to vote uninstructed shares in regard to the election of directors and the advisory approvals of Middlefield’s executive compensation. You should direct the vote of your shares by following the instructions provided on the voting instructions card you receive from your broker and return the voting instructions card to your broker in a timely manner to ensure that your shares are voted on your behalf.

Board Recommendations. The board of directors recommends that you vote FOR election of the director nominees identified in this proxy statement, FOR the say-on-pay proposal, FOR “one year” as the preferred frequency of future advisory votes on the compensation of Middlefield Banc Corp.’s named executive officers, and FOR ratification of the appointment of S.R. Snodgrass, P.C. as auditor for the fiscal year ending December 31, 2025.

CORPORATE GOVERNANCE

Director Independence. A majority of Middlefield’s directors are independent, as the term independence is defined in Rule 5605(a)(2) of the NASDAQ Stock Market listing rules and as defined by Rule 10A-3(b)(1)(ii) of the SEC. The board has determined that all of the current directors other than Mr. Zimmerly are independent directors, including all directors serving on the Corporate Governance and Nominating Committee, the Audit Committee, and the Compensation Committee. In determining independence, the board of directors considers loan and deposit relationships with each director or with persons related to or affiliated with the director. The NASDAQ Stock Market listing rules do not disqualify a director from being deemed independent based on loan and deposit relationships.

Leadership Structure of the Board. The office of Chairman of the Board and the position of Chief Executive Officer have traditionally been separated at Middlefield. Middlefield believes that separation of these two offices is consistent with the board’s responsibility for oversight of management and of Middlefield’s affairs generally. The time, effort, and energy that the Chief Executive Officer must devote to that position, as well as the commitment required to serve as Chairman of the Board, make it impractical for one person to serve in both roles. The board believes that an independent director serving as Middlefield’s Chairman of the Board is the appropriate leadership structure at this time, demonstrating Middlefield’s commitment to good corporate governance.

Risk Oversight. The board is actively involved in oversight of the risks that could affect Middlefield. The board’s oversight is conducted primarily through committees, but the full board retains responsibility for general oversight of risks. Board committees exercising oversight of risks include (1) an Audit Committee that oversees financial reporting and legal and compliance risks, (2) a Compensation Committee that is responsible for risks relating to Middlefield’s employment policies and compensation and benefits systems, (3) a Corporate Governance and Nominating Committee that oversees risks relating to management and board succession planning, Middlefield’s ethics and business practices, and (4) other bank committees, such as the loan and asset/liability management committees, that are responsible for exercising oversight of the risks associated with the business of banking. The board satisfies its risk oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within Middlefield and The Middlefield Banking Company.

The board recognizes that management succession planning is an ongoing part of its responsibilities. The full board is responsible for overseeing CEO succession planning and assesses both expected and emergency CEO succession at least annually. The board regularly works with its committees and members of management to evaluate potential successors to the CEO. The board discusses potential successors with the CEO and together with the CEO reviews any development plans recommended for such individuals. A similar process is also followed with regard to the other executive officers.

Code of Ethics. Our Code of Ethics requires that directors, executive officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Middlefield’s best interests. Directors, executive officers, and employees must report any conduct they believe in good faith to be an actual or apparent violation of the Code of Ethics. Middlefield’s Code of Ethics includes a Code of Ethics for Financial Professionals, which applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The goal of the Code of Ethics for Financial Professionals is to promote integrity in the preparation and reporting of financial information and to assure full, fair, accurate, timely, and understandable disclosure in SEC reports and other public communications. The Code of Ethics is available at www.middlefieldbank.bank.

Insider Trading Policy. Middlefield’s Insider Trading Policy prohibits engaging in transactions in securities of the Company while in possession of material nonpublic information about the Company. The Insider Trading Policy also prohibits directors and employees from disclosing material, nonpublic information of the Company to others who may trade on the basis of that information. The Insider Trading Policy requires that directors and executive officers of the Company only transact in securities of the Company during an open window period, subject to limited exceptions. The Insider Trading Policy prohibits hedging transactions involving Middlefield’s securities by directors, executive officers and employees of Middlefield or The Middlefield Banking Company. The anti-hedging provisions of the policy: (i) require that Middlefield securities purchased by a director, officer or employee in the open market must be held for a minimum of six months and preferably longer; (ii) prohibit direct and indirect short selling of Middlefield securities by directors, officers or employees; (iii) prohibit transactions by directors, officers or employees in puts, calls or other derivative transactions involving Middlefield’s securities, other than the exercise of options issued by Middlefield to its employees or directors; and (iv) prohibit other forms of hedging or monetarization transactions by directors, officers or employees, such as zero-cost collars and forward sales transactions, involving Middlefield’s securities.

Margin Accounts and Pledged Securities. Directors, officers and employees are prohibited from holding Middlefield securities in a margin account or otherwise pledging Middlefield shares as collateral for a loan or other financial obligation.

Shareholder Communications. A shareholder who wishes to communicate with the board or with individual directors concerning Middlefield’s financial statements, accounting practices, or internal controls should write to the chairman of the Audit Committee in care of Ms. Julie E. Shaw, Secretary, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062. If the shareholder’s concern relates to Middlefield’s governance practices, business ethics, or corporate conduct, the concern should be submitted in writing to the chairman of the Corporate Governance and Nominating Committee in care of Ms. Julie E. Shaw, Secretary, at the preceding address. Other concerns may be submitted to any of the independent directors at that address.

Board Meetings and Committees. Middlefield’s board held six meetings in 2024. Each individual who served in 2024 as a director of Middlefield attended at least 75% of the sum of the total number of board meetings and the total number of meetings held by all committees on which he or she served during the tenure of his or her service. The board encourages directors to attend the annual meeting of shareholders. Eleven of Middlefield’s twelve directors attended the 2024 annual shareholder meeting. Directors serving on the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee, and the Executive Committee are –

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Executive Committee

Kevin A. DiGeronimo	Thomas W. Bevan	Thomas W. Bevan[3]	Spencer T. Cohn[5]

Kenneth E. Jones[1]	Spencer T. Cohn	William J. Skidmore	Darryl E. Mast[6]

Darryl E. Mast[2]	Kenneth E. Jones	Carolyn J. Turk[1]	James J. McCaskey

Carolyn J. Turk[3]	Jennifer L. Moeller	Michael C. Voinovich	William J. Skidmore [4]

Mark R. Watkins	Michael C. Voinovich [4]	Mark R. Watkins	Michael C. Voinovich

Ronald L. Zimmerly, Jr

1 Committee Chair service ended on May 15, 2024.

2 Will cease to be a Committee member as of May 14, 2025 because Mr. Mast chose not to seek reelection to the board.

3 Committee Chair service began on May 15, 2024

4 Committee Chair

5 Committee service began on May 15, 2024

6 Committee service ended on May 15, 2024

Audit Committee. The Audit Committee appoints Middlefield’s independent public auditor, reviews and approves the audit plan and fee estimate of the independent public auditor, appraises the effectiveness of the internal and external audit efforts, evaluates the adequacy and effectiveness of accounting policies and financial and accounting management, supervises the internal auditor, and reviews and approves the annual financial statements. On an annual basis, the Audit Committee evaluates the qualifications, performance, tenure and independence of S.R. Snodgrass, P.C. and determines, after also considering the impact of a change in Middlefield’ s independent registered public accounting firm, whether to re-engage S.R. Snodgrass, P.C. S.R. Snodgrass, P.C., together with its predecessors, has served as Middlefield’s independent registered public accounting firm since 1986. S.R. Snodgrass, P.C. rotates its lead audit engagement partner every five years and the Audit Committee takes a lead role in the process of evaluating and selecting the new lead audit engagement partner. The Audit Committee believes there are benefits to having an independent registered public accounting firm with an extensive history with Middlefield, including higher quality audit work and accounting advice due to S.R. Snodgrass, P.C.’s institutional knowledge of Middlefield’s business and operations, accounting policies and financial systems, and internal control framework, as well as operational efficiencies. S.R. Snodgrass, P.C.is subject to independence controls that mitigate the risks that may be associated with long auditor tenure.

The Audit Committee has the authority to engage separate legal counsel and other advisors, as necessary, to execute its duties. The Audit Committee met four times in 2024. A copy of the Audit Committee charter is available at www.middlefieldbank.bank. A copy of the charter is also available in print to shareholders upon request, addressed to Ms. Julie E. Shaw, Secretary, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

Middlefield believes that the directors serving on the Audit Committee do not have a relationship with Middlefield or its subsidiaries that would interfere with the exercise of independent judgment as directors. The board believes that all members of the Audit Committee satisfy the current independence requirements of the NASDAQ Stock Market and applicable rules and regulations of the SEC, and that Director Jones and Director Turk are audit committee financial experts, as that term is defined in SEC rules.

Audit Committee Report. The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2024 and discussed the audited financial statements with management. The Audit Committee has also discussed with S.R. Snodgrass, P.C., Middlefield’s independent auditor, the matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communication with Audit Committees). The Audit Committee received the written disclosures and the letter from S.R. Snodgrass, P.C. required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and discussed with S.R. Snodgrass, P.C. its independence. Based on this, the Audit Committee recommended to the board that the audited financial statements be included in Middlefield’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Submitted by the Audit Committee:

Kevin A. DiGeronimo, Kenneth E. Jones, Darryl E. Mast, Carolyn J. Turk, and Mark R. Watkins.

Compensation Committee. The Compensation Committee reviews and approves the base salaries and incentive compensation opportunities for Middlefield’s executive officers, including the Chief Executive Officer. The Middlefield Banking Company’s Compensation Committee establishes the executives’ award levels under the Annual Incentive Plan and administers the executive variable benefit deferred compensation agreements and supplemental executive retirement plans maintained by The Middlefield Banking Company. Middlefield’s Compensation Committee is responsible for administration of other executive benefits and plans including the 2017 Omnibus Equity Plan. The Compensation Committee’s performance review of the Chief Executive Officer considers feedback submitted by each independent director. Performance reviews of other executives are the primary responsibility of the Chief Executive Officer. The Compensation Committee met six times in 2024. A copy of the Compensation Committee charter is available at www.middlefieldbank.bank. A copy of the charter is also available in print to shareholders upon request, addressed to Ms. Julie E. Shaw, Secretary, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

The Compensation Committee has sought input on both board and executive compensation issues from its independent compensation consultants. The committee periodically engages consultants to conduct compensation studies and to advise on compensation practices. The Compensation Committee retains the right to hire, fire, and obtain advice and assistance from legal counsel or other experts or consultants, consistent with its charter. In 2024, the Compensation Committee selected Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to review management and director compensation. As the independent compensation consultant, Meridian assisted the Compensation Committee in identifying a suitable executive compensation peer group, assessing competitive compensation levels, and analyzing Middlefield’s compensation practices compared to financial institutions within this peer group.

Determining Named Executive Officer Compensation. Total compensation for the named executive officers is comprised of base salaries, annual cash incentive awards, retirement plan contributions, long-term incentives and other benefits and perquisites. To determine compensation levels for the named executive officers, as well as other officers, the Compensation Committee reviews compensation survey data from independent sources to ensure that the compensation program is competitive. In making determinations on the appropriate mix and amount of executive compensation, the Compensation Committee reviews all components of compensation for each executive. The Compensation Committee considers performance, industry comparative data, experience, tenure, and scope of responsibilities when making compensation decisions for each executive. A majority of compensation for executive officers relies on the achievement of Middlefield’s financial and strategic objectives. In general, Middlefield attempts to target total compensation for named executive officers at market competitive levels of peer financial companies.

The Compensation Committee, with assistance from its independent compensation consultant, assessed Middlefield’s 2024 pay practices and pay levels for the named executive officers compared to the compensation peer group. The compensation peer group was determined to reflect publicly traded banks with similar business mix, headquartered in the Midwest, Northeast and Mid-Atlantic regions, and total assets ranging from 0.5 to 3 times Middlefield’s total assets. After careful review, the Compensation Committee approved the compensation peer group consisting of the following 15 publicly traded banks.

2024 Compensation Peer Group

BankFinancial Corporation

BCB Bancorp, Inc.

Capital Bancorp, Inc.

CF Bankshares Inc.

Enterprise Bancorp, Inc.

Farmers National Banc Corp.

Farmers & Merchants Bancorp, Inc.

First Savings Financial Group, Inc.

Franklin Financial Services Corporation HBT Financial, Inc. LCNB Corp. Meridian Corporation Peoples Financial Services Corp. Primis Financial Corp. SB Financial Group, Inc.

Executive Compensation Program: Incentive compensation is the most critical feature of our executive compensation program. Our goal is to use incentive compensation opportunities and design to promote achievement of the company’s financial and strategic objectives and align the interests of executive officers with those of our shareholders. After careful review of competitive market data and insights provided by Meridian, the Compensation Committee approved enhancements to the executive compensation program. The changes are designed to align with the company’s strategic priorities, support the attraction and retention of key executive talent, link compensation to performance results, and drive long-term shareholder value creation. We provide more detail on our incentive compensation programs under the Annual Incentive Plan and 2017 Omnibus Equity Plan sections beginning on pages 12 and 13, respectively.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee recommends to the board the slate of director nominees to be proposed by the board for election by the shareholders, any director nominees to be elected by the board to fill interim director vacancies, and the directors to be selected for membership on and chairmanship of the committees of the board. In addition, the committee considers general corporate governance matters on behalf of the board and annually reviews with the board the requisite skills and criteria for new members. The committee also reviews the composition and function of the board as a whole. The committee met four times in 2024.

To identify nominees, the committee relies on personal contacts as well as its knowledge of members of the local communities. When seeking potential candidates for directorship, the committee takes into account all facets of a potential nominee’s background, including the following –

●	personal qualities and characteristics,
●	accomplishments and reputation in the business community,
●	financial, regulatory, and business experience,
●	current knowledge and contacts in the communities in which Middlefield does business,
●	ability and willingness to commit adequate time to board and committee matters,
●	fit of the individual’s skills with those of other directors and potential directors in building a board that is effective and responsive to Middlefield’s needs, independence, and
●	any other factors the board deems relevant, including viewpoints, background, experience, and other demographics.

The committee also considers and reviews the director’s board and committee attendance and performance, length of board service, experience, skills, the contributions that the director brings to the board, and independence. The committee’s goal is to identify individuals who will enhance and add valuable perspective to the board’s deliberations and who will assist Middlefield in its efforts to capitalize on business opportunities in a challenging and highly competitive market.

A copy of the Corporate Governance and Nominating Committee charter is available at www.middlefieldbank.bank, along with a copy of our Corporate Governance Guidelines. The charter and guidelines are also available in print to shareholders upon request, addressed to Ms. Julie E. Shaw, Secretary, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

The committee will consider director nominees recommended by shareholders. A shareholder may submit a nomination for director by following the procedures specified in Article III, section 4, of Middlefield’s Regulations. These procedures require that the shareholder deliver to Middlefield’s Secretary a written notice stating the following:

(a)	the name and address, as they appear on Middlefield’s books, of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made, as well as the name and address of each person(s) nominated by the shareholder;
(b)	a representation that the shareholder giving the notice is a holder of record of stock of Middlefield entitled to vote at the annual meeting and that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;
(c)	the class and number of shares of stock of Middlefield owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made;
(d)	a description of all arrangements or understandings between or among any of (A) the shareholder giving the notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee, and (D) any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; and
(e)	such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC.

The written consent of the nominee to serve as a director must also be provided by the shareholder making the nomination. The information must be provided to the Secretary at least 60 days before the date corresponding to the date on which Middlefield’s proxy materials were mailed to shareholders for the previous year’s annual meeting, and no more than 120 days before that date. A shareholder nomination should be submitted to the Secretary at Middlefield’s headquarters located at 15985 East High Street, Middlefield, Ohio 44062. A nomination made by a shareholder who does not comply with these procedures will be disregarded.

Any shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees also must comply with the additional requirements of SEC Rule 14a-19.

Middlefield’s Corporate Governance Guidelines provide that upon attaining age 75 a director may complete his or her term but may not stand for election to an additional term.

Human Capital Management. We are committed to providing equal employment opportunities for training, compensation, transfer, promotion and other aspects of employment to all employees and applicants for employment without regard to race, color, creed, ancestry, national origin, religion, age, disability, marital status, genetic information, sex or gender, gender identity or expression, sexual orientation, or veteran status. Our goal is to attract, retain, and develop an inclusive workforce that demonstrates knowledge, skill, and experience.

Executive Committee. The Executive Committee is empowered to act in place of the full board, with certain exceptions, between meetings of the full board. The Executive Committee performs general control and supervision functions subject to the discretion of the full board of directors. The Executive Committee meets as needed and met nine times in 2024.

A copy of the Executive Committee charter is available at www.middlefieldbank.bank. A copy of the charter is also available in print to shareholders upon request, addressed to Ms. Julie E. Shaw, Secretary, at Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

DIRECTOR COMPENSATION

The following table shows the compensation paid to nonemployee directors of the Company for their service in 2024 including their service on our board, on the board of The Middlefield Banking Company, and on the board committees of Middlefield and The Middlefield Banking Company. The compensation of Mr. Zimmerly as director is included in the Summary Compensation Table.

Name	($) Fees Earned or Paid in Cash	($) Stock Awards (1)	($) Option Awards	($) Non-Equity Incentive Plan Compensation	($) Nonqualified Deferred Compensation Earnings	($) All Other Compensation	($) Total
Thomas W. Bevan	29,250	15,600	0	n/a	n/a	0	44,850
Spencer T. Cohn (2)	13,500	0	0	n/a	n/a	0	13,500
Kevin A. DiGeronimo	22,250	15,600	0	n/a	n/a	0	37,850
Kenneth E. Jones	29,625	15,600	0	n/a	n/a	900	46,125
Darryl E. Mast	26,750	15,600	0	n/a	n/a	0	42,350
James J. McCaskey	26,500	15,600	0	n/a	n/a	0	42,100
Jennifer L. Moeller	26,250	15,600	0	n/a	n/a	0	41,850
William J. Skidmore	44,250	15,600	0	n/a	n/a	0	59,850
Carolyn J. Turk	31,875	15,600	0	n/a	n/a	0	47,475
Michael C. Voinovich	33,750	15,600	0	n/a	n/a	0	49,350
Mark R. Watkins	9,000	0	0	n/a	n/a	0	9,000

(1) On January 2, 2024, each director serving The Middlefield Banking Company received a stock grant of 240 shares at $32.37 per share.

On July 1, 2024, each director of The Middlefield Banking Company received a stock grant of 324 shares at $24.05 per share.

(2) Mr. Cohn’s board fees and reimbursement for reasonable travel expenses are paid directly to Castle Creek Capital VI LLC.

Director Compensation. In 2024, Middlefield directors received compensation of $750 for each board and committee meeting attended. Middlefield’s Chairman of the Board received additional annual compensation of $15,000. The Chairmen of Middlefield’s Audit Committee and Compensation Committee each receive additional annual compensation of $3,000 and the Chairmen of Middlefield’s Corporate Governance and Nominating Committee and Executive Committee each receive additional annual compensation of $2,000. The Middlefield Banking Company directors received compensation of approximately $2,050 per month in 2024, consisting of a monthly cash retainer of $750, and two grants of Middlefield stock with an approximate annual value of $15,600, with one half of the annual $15,600 amount payable on the first business day of January and the balance payable on the first business day of July. The Middlefield Banking Company directors also received $750 in committee fees for each meeting attended. The Chairmen of The Middlefield Banking Company’s Asset Liability Committee and Risk/Compliance Committee each received additional annual compensation of $2,000. The 2024 compensation of Director Jones included $900 for service on our Central Ohio Regional Advisory Board.

Director Indemnification. At the 2001 annual meeting, shareholders approved the form and use of indemnification agreements for directors. The indemnification agreements allow directors to select the most favorable indemnification rights provided under (1) Middlefield’s Articles or Regulations in effect on the date of the indemnification agreement or on the date expenses are incurred, (2) state law in effect on the date of the indemnification agreement or on the date expenses are incurred, (3) any liability insurance policy in effect when a claim is made against the director or on the date expenses are incurred, and (4) any other indemnification arrangement otherwise available. The agreements cover all fees, expenses, judgments, fines, penalties, and settlement amounts paid in any matter relating to the director’s role as a Middlefield director, officer, employee, agent, or when serving as Middlefield’s representative with respect to another entity. Each indemnification agreement provides for the prompt advancement of all expenses incurred in connection with any proceeding subject to the director’s obligation to repay those advances if it is determined later that the director is not entitled to indemnification.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table shows information as of March 14, 2025, concerning the persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who or which was known to us to be the beneficial owner of more than 5% of Middlefield’s issued and outstanding common stock on the record date.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Stock
Common Stock	BlackRock, Inc. 50 Hudson Yards New York, NY 10001	497,364(2)	6.15%
Common Stock	Castle Creek Capital Partners VI, LP 11682 El Camino Road, Suite 320 San Diego, CA 92130	560,500(3)	6.94%

(1)	Pursuant to rules promulgated by the SEC under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, meaning the power to vote or to direct the voting of the shares or (ii) investment power, meaning the power to dispose of or to direct the disposition of the shares.
(2)	A Schedule 13F filed with the SEC on February 7, 2025, reports that BlackRock, Inc. had sole voting power over 488,880 shares and sole dispositive power over 497,364 shares of Middlefield’s common stock.
(3)	A Schedule 13D filed with the SEC on December 9, 2022, indicates that Castle Creek Capital Partners VI, LP had shared voting power over 560,500 shares and sole dispositive power over 560,500 shares of the Company’s common stock with Castle Creek Capital VI LLC. Castle Creek Capital VI LLC disclaims beneficial ownership of the Middlefield common stock owned by Castle Creek Capital Partners VI, LP except to the extent of its pecuniary interest therein..

The following table shows the beneficial ownership of Middlefield common stock on March 14, 2025 on the part of each director, each director nominee, named executive officers, and all directors, nominees, and executive officers as a group. For purposes of the table, a person is considered to own beneficially any shares over which he or she exercises sole or shared voting or investment power or of which he or she has the right to acquire beneficial ownership within 60 days. Unless noted otherwise, voting power and investment power are exercised solely by the person named or they are shared with members of his or her household. The percentage figures are based on 8,081,193 shares outstanding, plus the number of shares each individual has the right to acquire within 60 days. The address of each of the persons listed is c/o Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

Directors and Named Executive Officers	Shares Beneficially Owned*		Shares Acquirable Within 60 Days by Option Exercise	Percent of Stock

Thomas W. Bevan, director	52,683	(1)		(11)

Michael L. Cheravitch, EVP & Chief Banking Officer	0			(11)

Spencer T. Cohn, director	0	(2)		(11)

Kevin A. DiGeronimo, director	4,666			(11)

Kenneth E. Jones, director	19,474	(3)		(11)

Darryl E. Mast, director	38,851	(4)		(11)

James J. McCaskey, director	11,602	(5)		(11)

Jennifer L. Moeller, director	4,291			(11)

Michael C. Ranttila, CFO, EVP & Treasurer	5,453	(6)		(11)

William J. Skidmore, director	23,894	(7)		(11)

Carolyn J. Turk, director	32,155			(11)

Michael C. Voinovich, director	50,418	(8)		(11)

Mark R. Watkins, director	10,709	(9)		(11)

Ronald L. Zimmerly, Jr., director (CEO)	42,961	(10)		(11)

other executive officers (4 people)	29,870			(11)

all directors and executive officers as a group (18 people)	327,027			4.05%

(1)	Includes 26,530 shares held jointly with spouse.
(2)	The reporting person is a director of Castle Creek Capital. The reporting person disclaims beneficial ownership of shares of the issuer’s common stock owned by Castle Creek Capital Partners VI, LP (“Fund VI”), except to the extent of his pecuniary interest in Fund VI.
(3)	Includes 2,154 shares held by Mr. Jones’ spouse.
(4)	Includes 31,947 shares held by The Huntington Investment Company in an IRA account for Mr. Mast. Huntington Investment Company also holds 1,222 shares in an individual account for Mr. Mast.
(5)	Includes 4,706 shares held jointly with spouse and 1,372 held by spouse in spouse’s retirement account.
(6)	Includes 50 shares held as custodian for grandson and 300 shares held in an IRA account.
(7)	Includes 2,013 shares held jointly with spouse.
(8)	Includes 13,922 shares held in four IRAs, 8,965 shares through his employer’s deferred compensation plan which holds Middlefield stockpursuant to Mr. Voinovich’s direction, and 24,409 shares held by Echo Health, Inc., Mr. Voinovich’s employer, over which Mr. Voinovich holds voting power.
(9)	Includes 7,139 shares held jointly with spouse.
(10)	Includes 8,786 shares held in an IRA
(11)	Does not exceed 1%.

Stock Ownership Guidelines. Middlefield’s Corporate Governance Guidelines include stock ownership guidelines for directors. Since August 10, 2020, the guidelines provide that within four years after election a director should own Middlefield common stock equal in value to at least four times the director’s yearly base compensation for service as a director of The Middlefield Banking Company. After satisfying the minimum director share ownership requirements, the guidelines require a director to continue to maintain and hold that amount until he or she leaves the board. Yearly base compensation refers to the sum of the monthly cash retainer payments that directors of The Middlefield Banking Company receive for director service to the bank and the equity grants a director of The Middlefield Banking Company receives for the year. As of March 14, 2025, directors who have served for at least four years met the stock ownership guidelines.

As part of the Company’s Corporate Governance Guidelines, we have adopted stock ownership guidelines for our executive officers which require that individuals who currently hold the positions of Chief Executive Officer, President, Chief Operating Officer, and Chief Financial Officer must own shares of Middlefield’s common stock equal in value to one times the base annual salary for the position. Anyone named to any of those positions after January 1, 2023, will have three full years from the date of taking office to meet the stock ownership requirement. Once an individual has met the stock ownership requirement, the number of shares required to be owned will not change because of fluctuations in the share price of Middlefield stock.

The Compensation Committee’s practice when making equity grants to a director or officer is to authorize the withholding of shares to pay all or a portion of the grantee’s tax obligation resulting from the equity grants, provided that the grantee retains at least 50% of the total award.

Delinquent Section 16(a) Reports. Section 16(a) of the Exchange Act requires that directors and executive officers file with the SEC initial reports of ownership and reports of changes in ownership. Based solely on review of the copies of such reports furnished to Middlefield and written representations to Middlefield, all Section 16(a) filing requirements applicable to Middlefield’s executive officers and directors were complied with during the fiscal year ended December 31, 2024, except for: (i) one Form 3 and nine subsequent Form 4s filed in 2023 and 2024 that understated the number of shares of Company stock held by Ronald L. Zimmerly when he became an officer and director of Middlefield, (ii) one Form 4 that was not timely filed by Mr. Zimmerly relating to a stock purchase, (iii) one Form 4 that was not timely filed by each of the following executive officers relating to a stock award, Courtney M. Erminio and Michael C. Ranttila, and (iv) one Form 4 that was not timely filed by director Jennifer L. Moeller relating to a stock purchase.

SUMMARY COMPENSATION TABLE

The majority of the compensation of executive officers is paid by The Middlefield Banking Company, but compensation shown in the table is aggregate compensation paid by Middlefield and The Middlefield Banking Company.

Name and Principal Position	Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Ronald L. Zimmerly, Jr (1)	2024	475,000	0	513,292 (6)	192,913	82,233	1,263,438
President & CEO	2023	340,000	26,240	101,983 (7)	55,360	118,101	641,684

Michael C. Ranttila	2024	300,000	0	258,024 (6)	91,380	33,472	682,876
CFO, Treasurer and EVP	2023	260,000	20,066	77,980 (7)	42,334	96,650	497,030

Michael L. Cheravitch (8)	2024	230,000	25,000	146,206 (6)	70,057	8,839	480,102
EVP, Chief Banking Officer

(1)       Mr. Zimmerly was President from December 1, 2022 to December 31, 2023 and was appointed President & CEO effective January 1, 2024.

(2)       Includes salary deferred at the election of the executive under The Middlefield Banking Company’s 401(k) retirement plan.

(3)       Messrs. Ranttila and Zimmerly received discretionary cash bonus payments made in March 2024 based on the Compensation Committee’s evaluation of certain individual and corporate performance objectives achieved during 2023. Mr. Cheravitch’s November 3, 2023 offer letter provided that Mr. Cheravitch would receive a $25,000 signing bonus paid in one lump sum on the next regularly scheduled pay date after he started employment. Mr. Cheravitch received the signing bonus on January 12, 2024.

(4)       The 2024 cash incentive payments under The Middlefield Banking Company’s Annual Incentive Plan were made in March, 2025, based on financial performance and the executives’ performance in 2024, and the 2023 cash incentive payments were made on March 10, 2024, based on financial performance and the executives’ performance in 2023. Messrs. Cheravitch, Ranttila and Zimmerly’s 2024 awards under the Annual Incentive Plan were based upon The Middlefield Banking Company achieving 104.4% of the targeted performance objective for pre-tax pre-provision net income, 150% of the targeted performance objective for the classified asset ratio, exceeding the qualitative performance measure established by the Compensation Committee, but failing to achieve targeted performance for the classified asset ratio. Messrs. Ranttila and Zimmerly’s 2023 awards under the Annual Incentive Plan were based upon The Middlefield Banking Company achieving 87% of the targeted performance objective for net income, 76% of the targeted efficiency ratio, and 46% of the targeted ROA performance goal, but failing to achieve targeted performance for the classified asset ratio.

(5)       The figures in the All Other Compensation column are the sum of matching contributions under The Middlefield Banking Company’s 401(k) plan, contributions and interest earnings credited by The Middlefield Banking Company under the executive deferred compensation agreements for Messrs. Ranttila and Zimmerly, nonqualified deferred compensation expense recognized to account for Mr. Zimmerly’s supplemental executive retirement plans, the imputed monetary value of life insurance policies related to Mr. Zimmerly’s split dollar agreement, and directors’ fees paid to Mr. Zimmerly. In 2024 the bank made contributions of $13,786 to the 401(k) plan account of Mr. Zimmerly, $13,786 to the 401(k) plan account of Mr. Ranttila, and $8,839 to the 401(k) plan account of Mr. Cheravitch. The 2024 contributions for the executive deferred compensation agreements were contributions of $28,500 for Mr. Zimmerly and $18,000 for Mr. Ranttila, and interest earnings of $497 and $1,686 for Messrs. Zimmerly and Ranttila, respectively. The nonqualified deferred compensation expense in 2024 to account for Mr. Zimmerly’s supplemental executive retirement plans was $10,068. The imputed value of life insurance policies for income tax purposes in 2024 was $272 for Mr. Zimmerly. Mr. Zimmerly’s director compensation was $29,100 in 2024. In 2023, the bank made contributions of $13,187 to the 401(k) plan account of Mr. Zimmerly and $12,148 to the 401(k) plan account of Mr. Ranttila. The 2023 contributions and interest earnings for the executive deferred compensation agreements were contributions of $23,800 for Mr. Zimmerly and contributions of $18,200 and interest earnings of $1,302 for Mr. Ranttila. The nonqualified deferred compensation expense in 2023 to account for Mr. Zimmerly’s supplemental executive retirement plans was $33,165. Mr. Ranttila received a $65,000 payment in July, 2023 under the January 1, 2022 Executive Retention Agreement with The Middlefield Banking Company. The Executive Retention Agreement promised Mr. Ranttila three months’ annual base salary if he agreed to continue serving as an executive officer though July 1, 2023. The imputed value of life insurance policies for income tax purposes in 2023 was $249 for Mr. Zimmerly. Mr. Zimmerly’s director compensation was $47,700 in 2023.

(6)       Messrs. Zimmerly, Ranttila and Cheravitch received conditional stock awards in the form of performance stock units (“PSUs”) and restricted stock units (“RSUs”) as of August 6, 2024. Vesting of the PSUs is based on achievement of the Company’s return on average assets compared to a custom peer group of publicly traded banks and bank holding companies ranging in asset size from $1 billion to $5 billion. The earned shares will be adjusted based on the percentile rank of the Company’s total shareholder return compared to the same custom peer group. PSUs vest after the three-year performance period ending December 31, 2026. The RSUs are time-based restricted shares that vest equally over three years on the anniversary date of the grant. The values in the table reflect the aggregate grant date fair value of the PSUs and RSUs determined in accordance with ASC 718. The assumptions used in calculating the grant date fair value are included in Note 14 to the Company’s audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. Values disclosed assume target level performance with respect to the PSUs. Assuming the target level of performance for the PSUs granted in 2024, the value of such awards would be as follows: Mr. Zimmerly — $353,555; Mr. Ranttila — $151,533; and Mr. Cheravitch — $85,869. The terms of the PSU and RSU stock awards are set forth in the Form 8-K Current Report filed by Middlefield with the SEC on September 4, 2024. For a breakdown between PSUs and RSUs granted to executive officers, refer to the” Grants of Plan-Based Awards” table.

(7)       Messrs. Zimmerly and Ranttila received conditional stock awards on March 10, 2023. The number of shares awarded was 3,722 shares to Mr. Zimmerly and 2,846 shares to Mr. Ranttila. The award amount for Messrs. Zimmerly and Ranttila is 30% of the award recipient’s salary, divided by the share price at the close of market on December 31, 2022. The closing price of the shares on December 31, 2022, was $27.40. To become vested in and entitled to the stock award, Messrs. Zimmerly and Ranttila are required to maintain continuous service with Middlefield until the third anniversary of the award. The conditional stock awards for Messrs. Zimmerly and Ranttila are also subject to a performance condition. The performance condition will be satisfied if the average annual shareholder return on Middlefield stock for the years 2023, 2024, and 2025 is at least 10.00%. For this purpose, annual return is the sum of annual dividends and the excess of the closing stock price on the final trading day of the year over the closing price on the final trading day of the preceding year, divided by the closing stock price on the final trading day of the preceding year. The three-year average of the annual returns for 2023, 2024, and 2025 will determine whether the 10.00% goal is satisfied. If the 10.00% goal is not satisfied but the average annual return is positive, the recipient will become the owner of and entitled to a portion of the conditional stock award, forfeiting the remainder. The portion that will be issued to the recipient is the percentage of the total award equal to the percentage achievement of the 10.00% goal. If the average annual return is negative, the entire award is forfeited, unless the Compensation Committee waives the performance condition. If average annual return exceeds 10.00%, the nominal amount of the conditional stock award will increase, up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 10.00% goal. Accordingly, the maximum potential conditional stock award total is 4,652 shares for Mr. Zimmerly and 3,557 shares for Mr. Ranttila. The terms of the conditional stock award for Mr. Zimmerly are set forth in the Form 8-K Current Report filed by Middlefield with the SEC on March 17, 2023.

(8)       Mr. Cheravitch was appointed as the Bank’s Executive Vice President, Chief Banking Officer on December 11, 2023.

Perquisites and other personal benefits provided to each of the named executive officers in 2024 and 2023 had a value of less than $10,000.

Grants of Plan-Based Awards. The following table provides information concerning plan-based awards granted to NEOs in fiscal year 2024.

			Estimated Future Payments Under Equity Incentive Plan Awards [1]			All Other Stock Awards:
Name	Award Type	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stocks or Units	Grant Date Fair Value of Stock Awards [2]
Ronald L. Zimmerly, Jr.	PSUs [3]	8/6/2024	7,909	15,819	29,661		$353,555
	Time-based RSUs[3]	8/6/2024				6,780	$159,737
Michael C. Ranttila	PSUs [3]	8/6/2024	3,390	6,780	12,712		$151,533
	Time-based RSUs[3]	8/6/2024				4,520	$106,491
Michael L. Cheravitch	PSUs [3]	8/6/2024	1,921	3,842	7,203		$85,869
	Time-based RSUs[3]	8/6/2024				2,561	$60,337

[1]	Represents the threshold, target and maximum value of shares of PSUs that may be earned based on our performance for the performance period beginning on January 1, 2024, and ending on December 31, 2026, under our long-term incentive plan. Performance between threshold and target and between target and maximum will be awarded using interpolation.
[2]	Represents the grant date fair value of the awards determined in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of these awards are included in Note 14 of the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2024. For PSUs, the grant date fair value is calculated using the target share amount potentially payable.
[3]	These awards were granted from the 2017 Omnibus Equity Plan.

Annual Incentive Plan. In 2003, The Middlefield Banking Company established the Annual Incentive Plan, which rewards participants with cash compensation if specific annual objectives are achieved. A participant’s potential cash incentive payment under the Annual Incentive Plan depends upon two factors: (x) the participant’s position, which establishes a threshold, target, and maximum cash incentive award as a percent of base salary, and (y) the degree to which the financial performance targets and non-financial strategic performance targets are achieved. Annual incentive payments under the plan for a particular year are based on objective performance criteria recommended by the Compensation Committee and approved by The Middlefield Banking Company Board.

In 2024, the Compensation Committee approved bank-wide performance measures for Messrs. Cheravitch, Ranttila, and Zimmerly under the Annual Incentive Plan, which included a pre-tax, pre-provision net income goal (50% of award), a net overhead ratio target (20% of award), a classified asset ratio target (10% of award), and performance tied to achievement of strategic goals (20% of award). The Compensation Committee reviews these metrics annually to determine if they remain effective performance indicators for rewarding our executives for achieving the company’s financial and strategic objectives.

The Annual Incentive Plan was amended and restated effective June 10, 2024. A copy of the plan is included as exhibit 10.22 to the Form 8-K Current Report that we filed with the SEC on June 13, 2024, which is available for viewing or download at www.sec.gov. Participants in the Annual Incentive Plan may receive an annual cash bonus equal to a percentage of the participant’s base salary based upon the achievement of performance objectives established by the Compensation

Committee. Under the Annual Incentive Plan as amended in 2024, Mr. Zimmerly is eligible for a cash bonus in an amount ranging from a minimum of 20% of his base salary if actual performance meets a threshold level of targeted performance goals established by the Compensation Committee, 40% of his base salary if actual performance meets targeted performance goals, and a maximum of up to 60% of base salary if actual performance exceeds targeted performance goals. Members of the bank’s executive management team other than the chief executive officer, including Messrs. Cheravitch and Ranttila, are eligible for a cash bonus under the Annual Incentive Plan in an amount ranging from a minimum of 15% of base salary if actual performance meets a threshold level of targeted performance goals established by the Compensation Committee, 30% of base salary if actual performance meets targeted performance goals, and a maximum of up to 45% of base salary if actual performance exceeds targeted performance goals. The percentage achievement of each performance measure relative to the pre-established goals will determine the proportionate incentive payment earned and paid for each of the goals.

The Annual Incentive Plan has certain forfeiture and recoupment, or “clawback,” provisions that allow the board to rescind awards under the plan that have not yet been paid, and recover awards that have been paid, upon the occurrence of certain events. The Compensation Committee may rescind and not pay an incentive award to a participant in the Annual Incentive Plan if the Compensation Committee finds that the participant failed significantly to satisfy expectations, engaged in fraudulent or unethical conduct in the course of the participant’s employment or committed an intentional violation of bank policy. The Annual Incentive Plan also provides that a participant in the plan agrees to repay to The Middlefield Banking Company any award that is entirely or partially attributable to a financial reporting error. If an award is entirely attributable to a financial reporting error, the participant must promptly repay to The Middlefield Banking Company the entire amount of the award and if an award is partially attributable to a financial reporting error the participant must promptly repay to The Middlefield Banking Company the portion of the award that the Compensation Committee determines is attributable to the financial reporting error.

2017 Omnibus Equity Plan. The 2017 Omnibus Equity Plan was approved by shareholders on May 10, 2017 and authorizes the issuance of 448,000 shares of Middlefield common stock. Middlefield’s Compensation Committee administers the Omnibus Equity Plan. Shares of common stock issued under the Omnibus Equity Plan may be treasury shares, authorized and unissued shares not reserved for any other purpose, or a combination of treasury shares and authorized but unissued shares. Awards to employees may take the form of incentive stock options, or ISOs, that qualify for favored tax treatment under Internal Revenue Code Section 422, stock options that do not qualify under Section 422, referred to as NQSOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance shares, which become fully vested if conditions imposed in the award agreement are satisfied, and other stock-based awards. In contrast to the kinds of awards that may be made to employees, non-employee directors are eligible for awards of NQSOs, restricted stock, restricted stock units and other stock-based awards. The terms of each award are stated in award agreements. Of the shares authorized for issuance under the Omnibus Equity Plan, up to one half, or 224,000 shares, may be reserved for issuance under incentive stock options. The aggregate number of shares underlying awards granted to an individual participant in a single year may not exceed 44,800.

Unless the participant’s award agreement provides otherwise, when an employee participant’s employment terminates or when a non-employee director participant’s service terminates, the portion of any award held by the participant that is not exercisable is forfeited and the portion of any restricted stock award or performance share award that is unvested and held in escrow is forfeited. All NQSOs, SARs, ISOs and other stock-based awards held by the participant that are exercisable are forfeited if not exercised before the earlier of the expiration date specified in the award agreement or 90 days after termination occurs. A participant’s outstanding awards are forfeited if the participant’s employment or director service terminates for cause or if in Middlefield’s judgment a basis for termination for cause exists, regardless of whether the awards are exercisable and regardless of whether the participant’s employment or director service actually terminates. However, shares of restricted stock or performance shares that have been released from escrow and distributed to the participant are not affected by a termination for cause.

If a change in control of Middlefield occurs, the Compensation Committee has broad authority and sole discretion to take actions it deems appropriate to preserve the value of participants’ awards. In general, a change in control means one or more of the following events occur –

●	a change in the composition of Middlefield’s board of directors, after which the incumbent members of the board on the effective date of the 2017 Omnibus Equity Plan – including their successors whose election or nomination was approved by a vote of at least two-thirds of those incumbent directors and their successors - no longer represent a majority of the board,

●	a person (other than persons such as subsidiaries or benefit plans) becomes a beneficial owner of Middlefield securities representing 25% or more of the combined voting power of all securities eligible to vote for the election of directors, excepting business combinations after which Middlefield’s shareholders own more than 50% of the resulting company and except for stock issuances approved by incumbent directors and their successors;

●	a merger, consolidation, share exchange, or similar form of business combination transaction requiring approval of Middlefield’s shareholders, excepting business combinations after which Middlefield’s shareholders own more than 50% of the resulting company; or

●	Middlefield’s shareholders approve a plan of complete liquidation or dissolution or sale of all or substantially all of Middlefield’s assets.

Restricted stock grants before August 2024 generally rewarded executives for increased shareholder value if the average annual shareholder return on Middlefield’s stock for the three preceding years was at least 10%. The maximum payout of the grant was 125% of the target value, and the award would be forfeited if the average annual shareholder return was negative during the three-year period. By tying 100% of the payout to company specific total shareholder return (“TSR”) goals, executives were at risk of forfeiting awards due to broader economic and political factors beyond their control that could create a market downturn. After careful review and comprehensive discussions with Meridian, the Compensation Committee determined that the design was asymmetrical and could be improved to reward executives for creating significant shareholder value. The Company’s decision to change the Company’s long-term equity incentive awards to a mix of performance-based stock awards with relative performance measures and time-based restricted stock awards provides the Company with a balanced approach to its long-term incentive design that better aligns equity grant awards with shareholder value creation and executive retention.

In 2024, the Compensation Committee approved grants of conditional stock awards in the form of performance stock units (“PSUs”) and time-based restricted stock units (“RSUs”) to our executive officers. Vesting of the PSUs is based on achievement of our three-year average return on average assets (“ROAA”) compared to a custom index of publicly traded U.S. banks and bank holding companies ranging in total assets from $1 billion to $5 billion. The number of earned shares will be adjusted based on the percentile rank of the Company’s TSR compared to the same index. If Middlefield’s TSR over the performance period is negative, then the number of earned PSUs may not exceed the target award opportunity for each participant. If Middlefield’s TSR rank is no less than the top quartile of the comparator companies in the index, then the number of earned PSUs may not be less than 50% of the target award opportunity for each participant. Recipients of the PSUs can earn up to 187.5% of their target award opportunity.

If performance achievement warrants a payout and the recipient remains employed by the Company, PSUs vest after a three-year performance period. If a recipient’s employment terminates due to death, the PSUs will fully vest on the date of such employment termination assuming that target performance is achieved through the date of such employment termination. In the event a recipient’s employment terminates during the performance period due to disability, termination without cause or for good reason, or recipient’s retirement as defined in the recipient’s PSU award agreement, the recipient’s PSUs will be earned as if the recipient had remained continuously employed through the end of the performance period.

The time-based RSUs vest equally over three years on the anniversary date of the grant. Awards vest immediately upon a recipient’s employment termination due to death, disability, or termination without cause or for good reason. If a recipient retires, as defined in the recipient’s RSU award agreement, the recipient’s unvested RSUs will continue to vest as if the recipient had remained continuously employed through each vesting date.

Executive officers who receive restricted stock awards under the 2017 Omnibus Equity Plan agree to certain restrictive covenants that will apply during the 12-month period immediately after the executive officer’s termination of employment with Middlefield or any related entity, regardless of the reason for termination or separation. During the 12-month post-employment period, the executive officer recipient of a stock award agrees not to engage in the following activities in selected Ohio geographies within 25 miles of any banking office of Middlefield or any related entity: (i) solicit any customer of Middlefield or a related entity to accept or purchase banking products or services (as defined in the stock award agreement), (ii) influence or attempt to influence any customer, or other business partner of Middlefield or a related entity to alter that person’s business relationship with Middlefield or the related entity, and (iii) provide banking products or services to any customer on behalf of anyone other than Middlefield or a related entity.

An executive officer recipient of a stock award also agrees during the 12-month post-employment period to refrain from soliciting, encouraging or inducing in any way any employee, any business partner of Middlefield or a related entity to terminate an employment or contractual relationship with Middlefield or the related entity; or from hiring any person employed by Middlefield or a related entity during the two-year period before the executive officer’s employment termination with Middlefield or a related entity.

All awards made under the 2017 Omnibus Equity Plan are subject to the Compensation Recovery Policy of Middlefield that is intended to comply with the requirements of Section 10D of the Exchange Act, Rule 10D-1 promulgated under the Exchange Act, and Nasdaq Listing Rule 5608.

Executive Deferred Compensation Agreements. The Middlefield Banking Company entered into executive variable benefit deferred compensation agreements with Mr. Zimmerly on December 5, 2022, and with Mr. Ranttila on December 15, 2020. Mr. Zimmerly’s executive variable benefit deferred compensation agreement became effective January 1, 2023. Under the executive variable benefit deferred compensation agreements, the executives will receive an annual contribution ranging from 5% to 15% of their base salary. Contributions exceeding 5% of salary are conditional on achievement of performance goals involving (i) The Middlefield Banking Company’s net income for the plan year and (ii) The Middlefield Banking Company’s peer ranking for the plan year based on the top 50% of all FDIC-insured commercial banks having assets between $1 billion and $3 billion as reported on the Uniform Bank Performance Report (“UBPR”) available from the Federal Financial Institutions Examination Council’s website at www.ffiec.gov/UBPR.htm. The UBPR is an analytical tool created for bank supervisory, examination, and management purposes. In a concise format, the UBPR shows the impact of management decisions and economic conditions on a bank’s performance and balance-sheet composition. Each of the two performance goals can account for a contribution of up to 7.5% of the executive’s base annual salary. The net income goal for each year is established by The Middlefield Banking Company’s Compensation Committee by March 31 of that year. The Compensation Committee’s decisions are not final unless approved by a majority of the independent directors of The Middlefield Banking Company.

Under the executive deferred compensation agreements, except in the case of the executive’s death or a change in control of Middlefield, Messrs. Zimmerly and Ranttila are entitled to receive the account balance as of the end of the month in which the executive has a separation from service. The account balance will be paid in 180 substantially equal monthly installments commencing on the first day of the month after the executive attains age 65.

Supplemental Executive Retirement Plans. The Middlefield Banking Company maintains three supplemental executive retirement plans (“SERPs”) for the benefit of Mr. Zimmerly that The Middlefield Banking Company assumed in the merger with Liberty National Bank completed on December 1, 2022. The first SERP was effective as of January 1, 2012, and amended on July 14, 2015, at which time the benefits were frozen. A secondary SERP was effective as of October 1, 2015. The third SERP, a Lifetime Income Non-Qualified Solution (“LINQS+”) SERP, was effective as of October 1, 2015.

Under the terms of the frozen 2012 SERP, as amended, Mr. Zimmerly is entitled to receive a monthly payment of $1,154.42 for a period of 180 months commencing on the later of (a) the first business day of the month following the month in which Mr. Zimmerly attains age 65 or (b) the first business day of the first calendar month following the end of the calendar month in which Mr. Zimmerly experiences a separation from service (as defined in the SERP agreement) from The Middlefield Banking Company and all affiliated companies.

The 2015 secondary SERP provides supplemental retirement benefits financed by an annuity that has been designed to provide a future source of funds for the retirement benefits provided by the SERP agreement. Under the terms of the secondary SERP, upon Mr. Zimmerly’s separation from service with The Middlefield Banking Company for any reason other than death or termination for cause, Mr. Zimmerly will be entitled to a monthly benefit equal to: (a) the amount that is paid from the annuity that finances the retirement benefit, with such amount determined as of the date of separation from service, less (b) any amounts due and paid under the 2012 frozen SERP, as amended. The retirement benefit will be payable in equal monthly installments for the life of Mr. Zimmerly commencing on Mr. Zimmerly’s separation from service after attaining age 65. At December 31, 2024, the value of the annuity that finances the secondary SERP is $141,036.38. The monthly lifetime benefit will be $1,154.42 if benefits commence at age 65 under the secondary SERP.

The nonqualified deferred compensation benefit provided by the LINQS+ SERP is financed by six annuities that have been designed to provide a future source of funds for the retirement benefit provided by the LINQS+ SERP. Mr. Zimmerly is fully vested in the six annuities. Under the terms of the LINQS+ SERP, upon Mr. Zimmerly’s separation from service after age 60, The Middlefield Banking Company will make the retirement benefit payments by transferring ownership of the annuity contracts to Mr. Zimmerly on or before the first day of the second month after Mr. Zimmerly’s separation from service. At December 31, 2024, the aggregate value of the vested annuities that finance the LINQS+ SERP is $694,790.66.

Split Dollar Life Insurance Agreement. The Middlefield Banking Company maintains a split dollar life insurance agreement for the benefit of Mr. Zimmerly as a result of the merger with Liberty National Bank completed on December 1, 2022. The split dollar life insurance agreement promises a $100,000 pre-retirement split dollar life insurance benefit to Mr. Zimmerly’s heirs if Mr. Zimmerly dies before retirement.

Executive Survivor Income Arrangement. The Middlefield Banking Company has an executive survivor income arrangement with Mr. Ranttila. The executive’s designated beneficiary would receive $100,000 at the executive’s death if the executive dies in active service to The Middlefield Banking Company.

Change-in-Control and Severance Agreements. Although Middlefield and its subsidiaries do not have written employment agreements with officers, Middlefield entered into severance or change-in-control agreements with some of its executive officers, including Messrs. Cheravitch, Ranttila, and Zimmerly. For purposes of the severance and change-in-control agreements, the term “change in control” is defined as it is defined in Internal Revenue Code Section 409A and implementing rules. The lump-sum severance benefit is payable immediately after involuntary termination without cause or voluntary termination with good reason occurring within 24 months after a change in control.

The agreements promise to each executive a lump-sum payment calculated as a multiple of the executive’s salary and the executive’s cash bonus and cash incentive compensation. The multiple of compensation payable under the agreements is 2.5 times for Messrs. Zimmerly and Ranttila and two times for Mr. Cheravitch. The agreements also promise continued life, health, and disability insurance coverage for two years after employment termination and legal fee reimbursement if the change-in-control agreements are challenged after a change in control.

Retirement Plan. Middlefield does not maintain a defined benefit or actuarial plan providing retirement benefits for officers or employees based on actual or average final compensation. The Middlefield Banking Company maintains a Section 401(k) employee savings and investment plan for substantially all employees and officers who have more than one year of service. The bank’s contribution to the plan is based on 50% matching of voluntary contributions, up to 6% of compensation. An eligible employee may contribute up to 15% of his or her salary. Employee contributions are vested at all times. Bank contributions are fully vested after six years, vesting in 20% annual increments beginning with the second year. Employees also have life insurance benefits under a group term life insurance program, paying benefits to an employee’s beneficiary if the employee dies while employed by The Middlefield Banking Company, up to the lesser of (x) twice the employee’s annual salary at the time of death or (y) $200,000.

Transactions with Related Parties. Middlefield directors and executive officers and their associates are customers of and enter into banking transactions with The Middlefield Banking Company in the ordinary course of business on substantially the same terms – including interest rates and collateral – as those prevailing at the time for comparable transactions with persons not affiliated with Middlefield. Middlefield expects that these relationships and transactions will continue. During the year ended December 31, 2024, The Middlefield Banking Company had a commercial real estate loan in excess of $120,000 to an entity in which a Middlefield Banc Corp. director has a material ownership interest. The loan was made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons not related to the bank and did not involve more than the normal risk of collectability or present other unfavorable features.

OUTSTANDING EQUITY AWARDS

The following table shows as of December 31, 2024, unvested and unearned stock awards. We have not granted stock options to executives since 2011.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities			Number of Shares or	Market Value of Shares or Units of	Equity Incentive Plan Awards: Number of Unearned	Equity Incentive Plan Awards: Market or Payout
Name	Exercisable	Unexercisable	Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Units of Stock That Have Not Vested (#)	Stock That Have Not Vested ($)	Shares, Units, or Other Rights That Have Not Vested (#)	Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (1)
Ronald L. Zimmerly, Jr.								15,819(2)	443,723
								6,780(3)	190,179
								3,722(4)	104,402
								3,788(6)	106,253

Michael C. Ranttila								6,780(2)	190,179
								4,520(3)	126,786
								2,846(4)	79,830
								2,016(7)	56,549

Michael L. Cheravitch								3,842(2)	107,768
								2,561(3)	71,836
								2,300(5)	64,515

(1)	Amount shown is based on the closing price of our common stock of $28.05 per share on December 31, 2024.
(2)	PSUs granted on August 6, 2024. Based on the level of achievement of the performance goals during the performance period and the recipient remaining employed by the Company, PSUs vest after the three-year performance period ending December 31, 2026. Shares disclosed assume target level performance.
(3)	RSUs granted on August 6, 2024 vest equally over three years on the anniversary date of the grant.
(4)	Performance-based stock awards granted on March 10, 2023. The awards are based on the achievement of performance goals over a three-year period performance period ending on December 31, 2025 and continuous service with Middlefield until December 31, 2025. Any earned performance shares vest in full on the third anniversary of the grant date. Shares disclosed assume target level performance.
(5)	Mr. Cheravitch received a stock award granted on December 11, 2023. The award is based on continuous service with Middlefield until December 31, 2025. The award amount for Mr. Cheravitch was 30% of Mr. Cheravitch’s salary when hired ($230,000), divided by $30.
(6)	Mr. Zimmerly received a restricted stock award of 11,364 shares on December 1, 2022. The restricted stock vests annually in equal increments over a three-year period, provided Mr. Zimmerly remains continuously employed by Middlefield.
(7)	Mr. Ranttila received a performance-based stock award granted on February 23, 2022. The award was based on the achievement of performance goals over a three-year performance period ending on December 31, 2024 and continuous service with Middlefield until February 23, 2025. Shares disclosed assume target level performance. The performance condition would be satisfied if the average annual return on Middlefield stock for the years 2022, 2023, and 2024 was at least 10.00%. The three-year average of the annual returns for 2022, 2023, and 2024 determined whether the 10.00% goal was satisfied. If average annual return exceeded 10.00%, the nominal amount of the conditional stock award would increase up to a maximum of 125% of the nominal award, increasing based on the percentage excess of actual average return over the 10.00% goal. Accordingly, the maximum potential conditional stock award total for Mr. Ranttila was 2,520 shares. The three-year average annual return for 2022, 2023 and 2024 was 24.12%, which is 241.20% of the 10.00% goal, and Mr. Ranttila became fully vested in his maximum potential conditional stock award of 2,520 shares as of February 23, 2025.

Pay Versus Performance

	(a)	(b)	(c)	(d)	(e)	(f)

Year	Summary Compensation Table Total for First PEO (1) ($)	Summary Compensation Table Total for Second PEO (1) ($)	Compensation Actually Paid to First PEO (2) ($)	Compensation Actually Paid to Second PEO ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (1) ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3) ($)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return (4) ($)	Net Income ($ in thousands)
2024	1,263,438	-	1,874,321	-	581,489	805,402	123	15,519
2023	458,215	-	583,201	-	479,376	617,643	137	17,368
2022	128,001	666,490	(120,924)	783,197	400,741	430,932	114	15,673

(1)       Mr. Ronald L. Zimmerly served as Middlefield’s principal executive officer during 2024. The Non-PEO named executive officers for purposes of calculating the average non-PEO named executive officer compensation in each applicable year are as follows: (i) for 2024, Michael C. Ranttila and Michael L. Cheravitch; (ii) for 2023, Ronald L. Zimmerly and Michael C. Ranttila; and (iii) for 2022, Ronald L. Zimmerly and Donald L. Stacy.

(2)       The figure presented for 2024 reflects the compensation actually paid to Mr. Zimmerly as Middlefield’s principal executive officer. Column (c) reflects additions and deductions of the following amounts from the summary compensation total for Mr. Zimmerly: (i) a gain of $633,902 to reflect the fair value at December 31, 2024 of all outstanding and unvested PSUs and RSUs granted to Mr. Zimmerly during 2024, (ii) a loss of $32,443, which is the year over year change in fair value of outstanding and unvested equity awards granted to Mr. Zimmerly in prior years, (iii) a gain of $15,561, to reflect the fair value of director stock grants awarded in 2024, and (iv) a loss of $6,137, which is the change, as of the vesting date, in fair value of any awards granted to Mr. Zimmerly in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the 2024 fiscal year.

(3)        The figure presented for 2024 reflects the following additions and deductions from the summary compensation totals for Non-PEO named executive officers: (i) the $496,569 fair value at December 31, 2024 of outstanding and unvested PSUs and RSUs granted during 2024, (ii) a loss of $30,940 to reflect the year over year change in fair value at December 31, 2024 of outstanding and unvested equity awards in prior years, and (iii) a loss of $17,802 to reflect the year over year change in fair value of equity awards granted in prior years that vested in 2024.

(4)       Cumulative total shareholder return is calculated in accordance with Item 402(v) of SEC Regulation S-K by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between Middlefield’s common share price at the end and the beginning of the measurement period by Middlefield’s common share price at the beginning of the measurement period.

(5)       Net income as reported in our audited financial statements for the applicable year.

Relationship Between Pay and Performance.

The relationship between compensation actually paid and Middlefield’s financial performance over the three-year period shown in the preceding Pay Versus Performance Table is illustrated in the following charts comparing PEO/NEO Compensation Actually Paid versus Total Shareholder Return (TSR) and Net Income.

PROPOSAL 1 — ELECTION OF THREE DIRECTORS FOR THE TERM EXPIRING IN 2028

According to Article III, section 2, of Middlefield’s Regulations, the board may consist of no fewer than five and no more than 25 directors, the precise number being fixed or changed from time to time within that range by the board or by majority vote of shareholders acting at an annual meeting. The number of directors is currently fixed at twelve directors. Article III, section 2(b) of Middlefield’s Regulations provides that if the number of directors (including vacancies) of Middlefield is six or more, the directors must be classified into at least two classes, as nearly equal in number as possible and consisting of no fewer than three directors in each class, designated Class I, Class II, and if there are nine or more directors, Class III. Class I of Middlefield’s board consists of Directors Jones, McCaskey, Voinovich, and Watkins (term expiring at the 2026 annual meeting), Class II includes Directors Bevan, DiGeronimo, Moeller, and Zimmerly (term expiring at the 2027 annual meeting), and Class III consists of Directors Cohn, Mast, Skidmore, and Turk (term expiring at the 2025 annual meeting). Director Mast will not stand for reelection when his term ends at the 2025 annual meeting, and the number of directors will be fixed at eleven directors when the 2025 annual meeting ends.

Three Nominees for the term ending at the 2028 annual meeting (Proposal 1). The Corporate Governance and Nominating Committee recommended Directors Cohn, Skidmore and Turk for reelection to the board. The board accepted the Corporate Governance and Nominating Committee’s recommendation and nominated these three individuals to serve as directors for the term ending at the 2028 annual meeting of shareholders or until their successors are elected and qualified.

Nominees for the term expiring in 2028 (Proposal 1)	Age	Director since	Current term expires	Biograph
Spencer T. Cohn	37	2022	2025

Mr. Cohn is a director of Castle Creek, which he joined in 2014. Mr. Cohn serves on our board under an agreement that we made with Castle Creek Capital Partners VI, LP in connection with the merger with Liberty Bancshares, Inc. Castle Creek Capital Partners VI, LP has the right to designate a representative to serve on our board for so long as Castle Creek Capital Partners VI, LP beneficially owns at least 4.9% of our common stock then outstanding. Castle Creek is an asset management firm focused on the community banking industry. Located in San Diego, California and Dallas, Texas, Castle Creek has been an investor in community banking since the firm’s inception in 1990.

Mr. Cohn is a director of Tri-County Financial Group, Inc. and subsidiary First State Bank, each of Mendota, Illinois, since August 2023. Mr. Cohn is a director of Bancorp 34, Inc. (OTCQX: BCTF) and subsidiary Southwest Heritage Bank, each headquartered in Scottsdale, Arizona, since January 27, 2023. Southwest Heritage Bank was formerly known as Bank 34 until March 25, 2024. Mr. Cohn is a director of Lincoln Bancorp and subsidiary Lincoln Savings Bank, each of Reinbeck, Iowa, since August 2022. Mr. Cohn has been a director at CNB Bank Shares, Inc. (OTCQX: CNBN), Carlinville, Illinois, since January 2022. Previous board experience includes director service with Aquesta Financial Holdings, Inc. (OTC Pink: AQFH) and subsidiary Aquesta Bank, Cornelius, North Carolina, from 2019 to October 1, 2021, when United Community Banks, Inc. acquired Aquesta Financial Holdings, Inc., and Citizens Bancshares Company, Kansas City, Missouri, and its subsidiary Citizens Bank & Trust from 2019 through January 1, 2023 when Southern Missouri Bancorp, Inc. acquired Citizens Bancshares Company.

Prior to joining Castle Creek, Mr. Cohn worked at Keefe, Bruyette & Woods as an investment banking associate in the Financial Institutions Group where he concentrated on mergers and acquisitions and capital markets transactions. Since April 2019, Mr. Cohn is a Director of the Cystic Fibrosis Foundation (San Diego Chapter) and serves as Co-Chair of the Cystic Fibrosis Foundation’s Tomorrow’s Leaders program (San Diego Chapter). In addition to his charitable involvement, Mr. Cohn is a Senior Mentor and Resume Reviewer for Wall Street Oasis. Mr. Cohn holds dual Bachelor of Science degrees in Finance and Accountancy from The University of Illinois at Urbana-Champaign and is both a graduate and Capstone Advisor of the ABA Stonier Graduate School of Banking at The Wharton School at the University of Pennsylvania.

William J. Skidmore	68	2013	2025

Until December 31, 2019, Mr. Skidmore was Northeast Ohio Senior District Manager of Waste Management. Mr. Skidmore held progressively responsible positions with Waste Management and a predecessor company since 1978. A New York Stock Exchange-listed company, Waste Management is North America’s leading provider of comprehensive waste management environmental services. Waste Management has been a serial acquirer of solid waste businesses. Waste Management executes its business with integral involvement from the field, and Mr. Skidmore was an important contributor to Waste Management’s serial acquisition record in Indiana, Michigan, and Ohio. Mr. Skidmore served as the first point of contact seeking to determine the interest of a solid waste business owner in selling, and Mr. Skidmore contributed his operational insight into Waste Management’s pro forma acquisition pricing for an accretive acquisition, and negotiated the final price with the selling owner on approximately a dozen Waste Management acquisitions of solid waste businesses.

Mr. Skidmore previously served on the Board of Directors of both First County Bank in Chardon, Ohio, and of Metropolitan National Bank in Youngstown, Ohio. He is a member and was the past President of the Chardon Rotary, a former President of the Chardon Chamber of Commerce, a past member of the Business Advisory Committee to Chardon Local Schools, a former member of the business advisory committee of Kent State

University (Geauga), and a past representative to the board of the National Solid Waste Management Association in Washington, D.C. Mr. Skidmore earned a Bachelor’s Degree in Sales and Marketing from Bowling Green State University in 1978. Mr. Skidmore’s business management and banking experience in the Northeast Ohio market allow him to provide business and leadership expertise to the board.

Carolyn J. Turk	68	2004	2025	Ms. Turk retired in 2022 from Molded Fiber Glass Companies after 29 years serving in a variety of roles including CFO, Controller and Senior Internal Auditor. Ms. Turk is a licensed CPA in the State of Ohio. Ms. Turk earned her Bachelor of Science Degree in Accountancy from Youngstown State University. She has a long record of community service and currently serves as a director for Ashtabula Foundation, a non-profit organization that grants to 501(c)(3) organizations for the Betterment of Ashtabula County. Ms. Turk’s experience allows her to provide business and leadership expertise to the Board.

Eight continuing directors	Age	Director since	Current term expires	Biography
Kenneth E. Jones	76	2008	2026

A retired financial executive, Mr. Jones earned a B.S. in Nuclear Engineering from the University of Virginia in 1970 and an M.B.A. from the University of Virginia in 1972. He is also licensed in Ohio as a CPA (inactive). Mr. Jones is a former director of Applied Innovation, Inc. of Dublin, Ohio (NASDAQ), and served as Chairman of its Audit Committee. He has served as the elected fiscal officer of Jefferson Township, Franklin County, Ohio since May 2004. Mr. Jones’ financial and business experience and his service as a director of Middlefield since 2008 allow him to provide business and leadership expertise to the board.

James K. McCaskey	61	2004	2026

Mr. McCaskey is the President of McCaskey Landscape & Design, LLC, a design-build landscape development company. Previously, he was Vice President of Sales for the Pattie Group, also a design-build landscape development company, with which he had been employed for seventeen years. Mr. McCaskey is also a past member of the Board of Directors and past President of the Ohio Landscape Association. Mr. McCaskey serves on the Advisory Board of Kent State University (Geauga), serves on the Geauga County Planning Commission since January 2019, and, since January 2, 2014, serves as Munson Township Trustee. Mr. McCaskey earned a Bachelor’s Degree in Agricultural Production and a Bachelor’s Degree in Biology from Wilmington College in 1985. Mr. McCaskey’s extensive business management experience, community involvement, and service as a director of Middlefield since 2004 allow him to provide business and leadership expertise to the board.

Michael C. Voinovich	50	2020	2026

Mr. Voinovich is Executive Vice President and Chief Investment Officer of ECHO Health, Inc., headquartered in Westlake, Ohio. ECHO Health, Inc. provides innovative payment processing services to the healthcare and insurance industries. At ECHO Health, Inc., Mr. Voinovich is responsible for overseeing the company’s venture capital and corporate investment portfolios. Prior to joining ECHO Health, Inc. in January 2019, Mr. Voinovich was an investment banker for 19 years representing financial institutions and their holding companies. From 2013 until 2019, he was Managing Director and a member of the Firm Commitment Committee of the Philadelphia-based investment banking firm of Boenning & Scattergood, Inc. Mr. Voinovich’s responsibilities included providing advice relating to debt and equity offerings, analyzing financial and accounting issues for banks engaged in merger and acquisition activities, assisting boards of directors in evaluating strategic alternatives to maximize shareholder value, and negotiating and executing transactions.

A graduate of John Carroll University with a B.S. in Business Administration, Mr. Voinovich has served as a member of the Board of Directors of GBank, Las Vegas, Nevada, since March 2015 and its holding company GBank Financial Holdings, Inc. (OTCQX: GBFH) since December 2017. Founded in 2007, GBank operates two full-service branches in Las Vegas with a focus on government guaranteed lending programs and banking services to commercial entities and high net worth individuals. Since 2016 GBank conducts business through a gaming fintech division that enables cashless, mobile commerce solutions for the gaming, lottery and sports betting ecosystems. In August 2020, Mr. Voinovich became a director of Anchor Bancorporation, Inc. and its wholly owned subsidiary, Anchor State Bank, located in Anchor, Illinois. Since June 2021, Mr. Voinovich has been Chair of Anchor Bancorporation and Anchor State Bank. Since February 2023, Mr. Voinovich has been a member of the Board of Managers of DPX Payments, LLC, which offers digital payment solutions. Since November 2019, Mr. Voinovich has been a director of RSI Solutions, LLC, a specialized employment search firm focused on placing neurologists and neurosurgeons across the United States. Mr. Voinovich’s experience in the banking and financial services industry allows him to provide significant corporate finance and transactional expertise to the board.

Mark R. Watkins	62	2022	2026

Mr. Watkins was the Chairman of the board of directors of Liberty Bancshares, Inc. and Liberty National Bank from 2020 until Middlefield Banc Corp. acquired Liberty Bancshares, Inc. on December 1, 2022. Mr. Watkins served as a director of Liberty Bancshares, Inc. and Liberty National Bank from 2010 until 2022. Mr. Watkins has been a partner in Watkins Farm since 1985, Watkins Farmland Stewardship, LLC, and Rushwood Farms, LLC since 1997, which are crop and livestock production enterprises. He is on the board of directors for

Heartland Agdeaver. Mr. Watkins’ experience as a local business owner as well as his knowledge of the former Liberty National Bank’s customer base and market area allow him to provide business and leadership expertise to the board.

Thomas W. Bevan	59	2017	2027

Mr. Bevan is a founding shareholder and CEO of Bevan & Associates, LPA, Inc. in Boston Heights, Ohio. Mr. Bevan has been licensed to practice law in the State of Ohio since 1991. He has also been admitted to practice before the U. S. District Court, Northern District of Ohio, and the United States Supreme Court. Mr. Bevan is a member of the Ohio State Bar Association, a member and Foundation Fellow of the Akron Bar Association, a member of the Ohio Association for Justice, and a member of the Public Justice Foundation. Mr. Bevan is also a principal of Liberty Capital, LLC, which is a commercial and residential real estate development and management company. He was a member of the Board of Directors of Liberty Bank, N.A., Beachwood, Ohio, from 2011 until 2017. Mr. Bevan’s years of banking experience, his community contacts, and his knowledge of the former Liberty Bank, N.A.’s customer base and market area allow him to provide business and leadership expertise to the board.

Kevin A. DiGeronimo	40	2021	2027

Mr. DiGeronimo has served as a director of The Middlefield Banking Company since January 2020 and as a director of Middlefield since November 8, 2021. Mr. DiGeronimo is Principal of DiGeronimo Companies and Executive Principal of Independence Construction. Both businesses are headquartered in Brecksville, Ohio. DiGeronimo Companies is an Ohio trade name registration that encompasses various DiGeronimo family companies and enterprises that operate in several states. DiGeronimo Companies conducts commercial construction, real estate development, and asbestos and lead remediation among other businesses. Mr. DiGeronimo’s business management experience allows him to provide business and leadership expertise to the board.

Eight continuing directors	Age	Director since	Current term expires	Biography
Jennifer L. Moeller	61	2023	2027

Ms. Moeller is an angel investor and previously served as Chairperson of the Investment Screening Committee at North Coast Ventures as well as the Senior Business Advisor to start ups benefiting from The Shanahan Law Firm’s Economic Development and Job Creation Initiative. Her prior experience is in strategic planning, marketing and operations in consumer-packaged goods, personal financial software and retail banking. She worked in brand management at Procter & Gamble and was Senior Vice President at MECA Software, Director of Electronic Services at Block Financial Corporation and Senior Vice President and Retail Banking Director at a Connecticut mutual savings bank. Ms. Moeller also started and operated a cut flower farm providing fresh flowers to Whole Foods, Heinen’s and Mayesh Wholesale for ten years. Ms. Moeller graduated with a Bachelor of Science in Business from Miami University, Oxford, Ohio, completed the National School of Banking program at Fairfield University and received a Master of Arts from John Carroll University. Ms. Moeller is able to contribute to the board by leveraging her experience in management, banking, tech investment and small business.

Ronald L. Zimmerly, Jr.	60	2022	2027	Mr. Zimmerly became Chief Executive Officer of Middlefield Banc Corp. and The Middlefield Banking Company effective January 1, 2024. Mr. Zimmerly was appointed President of Middlefield Banc Corp. and The Middlefield Banking Company on December 1, 2022. Mr. Zimmerly was the President and CEO of Liberty Bancshares, Inc. until Middlefield Banc Corp. acquired Liberty Bancshares, Inc. on December 1, 2022. Mr. Zimmerly served as a director of Liberty Bancshares, Inc. and Liberty National Bank from 2010 to December 1, 2022. He was President and CEO from 2010 to December 1, 2022. Mr. Zimmerly currently serves on the Hardin County Community Foundation Board of Directors. In 1986, Mr. Zimmerly graduated from The Ohio State University with a Bachelor of Science Degree in Agriculture Economics, with a specialization in Finance. Mr. Zimmerly completed the Graduate School of Banking in Madison, Wisconsin in 2010. Mr. Zimmerly’s 36 years of experience in the banking industry, including 13 years as President and CEO of Liberty Bancshares, Inc., and history of community service in Liberty Bancshares, Inc.’s local communities provide valuable insight and perspective to the board of directors.

Directors of The Middlefield Banking Company are elected annually and do not serve staggered terms. The Middlefield Banking Company currently has twelve directors, but the board size of the bank will be reduced to eleven directors after the 2025 annual meeting. The directors of The Middlefield Banking Company are expected to serve for a term ending at the 2026 annual meeting.

The Board of Directors recommends voting “FOR” election of Spencer T. Cohn, William J. Skidmore, and Carolyn J. Turk to the term expiring at the 2028 annual meeting or until their successors are elected and qualified.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are subject to Section 14A of the Exchange Act, which requires that we provide to our shareholders the opportunity to vote on the compensation of the executive officers named in the Summary Compensation Table. Commonly known as a say-on-pay vote, the shareholder vote required by Section 14A is an advisory vote, which means that the vote is not binding on us, on our board of directors, or on the Compensation Committee. The say-on-pay vote is intended to be a vote on the executive officer compensation that is disclosed in this proxy statement in accordance with SEC disclosure rules.

The goals of our compensation arrangements are to provide fair and competitive compensation, to provide compensation that promotes the hiring and retention of the most talented personnel, to create incentives for and to reward superior performance, and to align the interests of our officers and employees with the interests of shareholders. The Compensation Committee and the board believe that Middlefield’s compensation arrangements are designed to achieve these goals and that the compensation arrangements reward performance promoting our long-term prosperity. Our compensation arrangements are continually evolving and are and will remain subject to ongoing review and evaluation by the board and by the Compensation Committee. Accordingly, we ask our shareholders to vote on the following resolution at the 2025 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in Middlefield Banc Corp.’s Proxy Statement for the 2025 Annual Meeting in compliance with Item 402 of SEC Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

Approval of a majority of the votes cast will constitute approval of this proposal to approve the named executive officer compensation disclosed in this proxy statement. An abstention or broker non-vote is not counted as a vote cast, and as a result will have no effect on the vote to approve the proposal. A proxy that does not specify voting instructions will be voted in favor of this non-binding, advisory proposal. Although the results of the say-on-pay vote will not be binding on us, we expect to take the results into account in future compensation decisions.

The Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC rules issued thereunder enable Middlefield’s shareholders to vote, on an advisory basis, on how often Middlefield should include in its proxy materials the advisory vote on executive compensation described in Proposal 2. The advisory vote on executive compensation described in Proposal Two is referred to as a “Say-on-Pay” vote. Proposal Three affords shareholders the opportunity to cast an advisory vote on how often Middlefield should include a Say-on-Pay vote in its proxy materials in the future. Under Proposal Three, shareholders may vote to have the Say-on-Pay vote every year, every two years or every three years. A “say-on-frequency” vote was held at the 2019 annual meeting, where shareholders voted for an annual vote on Say-on-Pay. The board of directors thereafter adopted a resolution to submit the Say-on-Pay proposal to shareholders annually. Accordingly, the following resolution is submitted for an advisory shareholder vote at the annual meeting:

“RESOLVED, that Middlefield’s shareholders approve, on an advisory basis, that the frequency with which they prefer to have an advisory vote on executive compensation is:

•	every year;
•	every two years; or
•	every three years.”

After careful consideration, the board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Middlefield and recommends that shareholders vote for a frequency of “1 Year” for future advisory votes on executive compensation. The board of directors believes that an annual advisory vote will enable Middlefield’s shareholders to provide timely, direct input on Middlefield’s executive compensation program as disclosed in the proxy statement each year and is consistent with the company’s efforts to engage in an ongoing dialogue with shareholders. The Compensation Committee, which administers the executive compensation program, values the opinions expressed by shareholders in these votes, and even though non-binding, will continue to consider the outcome of these votes in making its decisions on executive compensation.

Shareholders may vote for “1 Year,” “2 Years,” “3 Years,” or “Abstain” if the shareholder has no preference regarding the frequency of future Say-on-Pay votes. Broker non-votes and proxies marked “Abstain” will not be counted toward the frequency of any specified time period and will have no effect other than that they will be counted for establishing a quorum. We will consider the say-on-pay frequency for future advisory votes on Say-on-Pay proposals to be approved by a majority of the votes cast, or by a plurality if there is no clear majority.

The board of directors may decide that it is in the best interests of Middlefield and its shareholders to hold an advisory vote more or less frequently than the preference receiving the highest number of votes. However, the Compensation Committee and the board of directors expect to take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The Board recommends a vote FOR “One Year” as the preferred frequency for advisory votes on executive compensation.

PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Middlefield’s independent auditor for the year ended December 31, 2024 was S.R. Snodgrass, P.C. The Audit Committee selected S.R. Snodgrass, P.C. to be Middlefield’s independent auditor for the fiscal year ending December 31, 2025. We expect one or more representatives of S.R. Snodgrass, P.C. to be present at the Annual Meeting. The representative of S.R. Snodgrass, P.C. will have the opportunity to make a statement if desired and will be available to respond to appropriate questions.

It is proposed that our shareholders ratify the appointment by the Audit Committee of S.R. Snodgrass, P.C. as Middlefield’s independent registered public accounting firm for the year ending December 31, 2025. Approval by the shareholders of the appointment of our independent registered public accounting firm is not required by law, any applicable stock exchange regulation or by our organizational documents, but the Audit Committee is submitting this matter to shareholders for ratification as a corporate governance practice. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of the independent registered public accounting firm.

For services in fiscal years ended December 31, 2024, and December 31, 2023, we paid S.R. Snodgrass, P.C. as follows –

	2024		2023
Audit Fees (1)		$257,099		$224,444
Audit-Related Fees (2)		$10,815		$10,200
Tax Fees (3)		$15,402		$17,556
All Other Fees	$	‒	$	‒
		$283,316		$252,200

(1)     Audit fees pertain to professional services rendered in connection with the audit of Middlefield’s annual consolidated financial statements, reviews of the consolidated financial statements included in Middlefield’s Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. Audit fees for 2023 included fees related to Middlefield’s adoption of the current expected credit losses model on January 1, 2023.

(2)     Audit-related fees consist of assistance with the audit of Middlefield’s 401(k) plan.

(3)     Tax service fees include fees for calculation of quarterly estimated taxes and for preparation of corporate income tax and franchise tax returns.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Auditor Independence. The Audit Committee believes that the non-audit services provided by S.R. Snodgrass, P.C. are compatible with maintaining the auditor’s independence. To the best of Middlefield’s knowledge, none of the time devoted by S.R. Snodgrass, P.C. on its engagement to audit Middlefield’s financial statements for the year ended December 31, 2024 is attributable to work performed by persons other than full-time, permanent employees of S.R. Snodgrass, P.C.

The Board of Directors recommends a vote “FOR” ratification of the appointment of S.R. Snodgrass, P.C. as Middlefield’s independent auditor for the fiscal year ending December 31, 2025.

EXECUTIVE OFFICERS

There are no family relationships among any of Middlefield’s directors or executive officers. Executive officers who do not also serve as directors are –

Name	Age	Principal Occupation in the Last 5 Years
Michael L. Cheravitch	63

Mr. Cheravitch joined The Middlefield Banking Company on December 11, 2023 as Executive Vice President, Chief Banking Officer. Mr. Cheravitch was Senior Vice President, Regional Banking Executive for F.N.B. Corporation, Pittsburgh, Pennsylvania, from March 2019 through December 2023. Mr. Cheravitch was responsible for the development and oversight of the consumer banking and small business strategy for the Northeastern Ohio and Northwestern Pennsylvania markets of First National Bank, the banking subsidiary of F.N.B. Corporation with total assets at September 30, 2023 of $45.5 billion. From February 2018 through March 2019, Mr. Cheravitch was Chief Lending Officer and Director of Development for The Cornerstone Fund, Cleveland, Ohio, a 501(c)(3) nonprofit organization that offers loans directly to churches and faith-based, non-profit organizations. Mr. Cheravitch was SVP Business Banking Director and Credit Delivery Leader for Huntington National Bank from August 2016 to December 2017 following Huntington National Bank’s August 2016 acquisition of FirstMerit Bank, Akron, Ohio. From 2010 to 2016, Mr. Cheravitch served as SVP, Director of Business Banking for FirstMerit Bank and was responsible for the business banking segment covering Ohio, Michigan, Illinois, Wisconsin, and Western Pennsylvania. Mr. Cheravitch holds an M.B.A. and a B.A. from Cleveland State University.

Courtney M. Erminio	43

Serving as Executive Vice President - Chief Risk Officer, Ms. Erminio joined The Middlefield Banking Company in June 2010. Prior thereto, she was on the internal audit staff of Crowe Horwath LLP. Ms. Erminio is a graduate of the University of Akron, holding a B.S. degree in Business Administration/Finance. Ms. Erminio is a Certified Internal Auditor (CIA) and a Certified Financial Services Auditor (CFSA). Ms. Erminio completed the ABA Stonier Graduate School of Banking in 2023.

Rebecca A. Noblit	43

Serving as Executive Vice President, Chief Credit Officer, Ms. Noblit joined The Middlefield Banking Company on December 1, 2022 when Liberty National Bank merged into The Middlefield Banking Company. Prior thereto, Ms. Noblit was the Senior Vice President and Chief Credit Officer for Liberty National Bank, Kenton, Ohio, from September 2017 through December 1, 2022. Ms. Noblit holds a finance degree from The Ohio State University and an M.B.A. degree from Ohio Dominican University.

Michael C. Ranttila	52

Mr. Ranttila was appointed Chief Financial Officer, Treasurer and Executive Vice President of Middlefield Banc Corp. as of May 1, 2023. Mr. Ranttila joined The Middlefield Banking Company in October 2017 as Senior Vice President of Finance. Mr. Ranttila was appointed as CFO of The Middlefield Banking Company on November 19, 2019. Prior to joining The Middlefield Banking Company, Mr. Ranttila served as an auditor for Crowe LLP, from 2007 through 2011. Mr. Ranttila has a Bachelor’s Degree in Accounting from Youngstown State University and an M.B.A. from The Ohio State University. Mr. Ranttila is a CPA.

Thomas M. Wilson	57

Thomas M. Wilson was appointed Executive Vice President/Corporate Development on May 10, 2023. Mr. Wilson joined Middlefield Banc Corp. in 2022 with the Liberty Bancshares acquisition and has over 25 years of investment banking, management consulting, and investment experience. Mr. Wilson was the Executive Vice President and Chief Operating Officer of Liberty National Bank, Kenton, Ohio, from February 2020 through December 1, 2022 when Liberty National Bank merged into The Middlefield Banking Company. Mr. Wilson was a Director--Investment Banking for Hovde Group, from March 2015 through January 2020, where he provided advice related to debt and equity offerings for banking organizations and assisted community banks with negotiation and execution of merger and acquisition activities. Mr. Wilson holds a finance degree from The Ohio State University. Mr. Wilson is a Chartered Financial Analyst.

Sarah A. Winters	50	Ms. Winters was appointed Executive Vice President/Chief Human Resources Officer on July 11, 2023. Ms. Winters had 24 years of human resources strategy, talent management, and business experience with KeyCorp. Ms. Winters is responsible for talent management, succession planning and organizational development. Ms. Winters has a Bachelor of Arts degree in Communications and International Affairs from the University of New Hampshire and an M.B.A. from Case Western Reserve University

SHAREHOLDER PROPOSALS

Shareholders desiring to submit proposals for inclusion in Middlefield’s proxy materials for the 2026 annual meeting in accordance with Rule 14a-8 under the Exchange Act must submit the proposals to Middlefield at its executive offices no later than December 5, 2025. We will not include in our proxy statement or form of proxy for the 2026 annual meeting a shareholder proposal that is received after that date or that otherwise fails to meet requirements for shareholder proposals established by SEC regulations.

If a shareholder intends to present a proposal at the 2026 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting, the shareholder must give advance notice to Middlefield. According to Article I, section 8, of Middlefield’s Regulations, the shareholder must give notice at least 60 days but no more than 120 days before the date in 2026 corresponding to the mailing date of this proxy statement for the 2025 Annual Meeting. This proxy statement is being mailed to shareholders on April 4, 2025. Accordingly, a shareholder who desires to present a proposal at the 2026 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting should provide notice of the proposal to Middlefield no earlier than December 5, 2025 and no later than February 3, 2026. If the shareholder fails to do so, Middlefield’s management will be entitled to use its discretionary voting authority on that proposal, without any discussion of the matter in Middlefield’s proxy materials. Shareholders who desire to submit a proposal for the 2026 annual meeting without seeking to include the proposal in Middlefield’s proxy materials for that meeting should refer to Article I, section 8, of Middlefield’s Regulations for information concerning the procedures for submitting proposals, including information required to be provided by shareholders submitting proposals.

OTHER MATTERS

The persons named in the proxy will vote all properly submitted proxies. If a shareholder specifies a choice for a proposal to be acted upon, the proxy will be voted in accordance with his or her specifications. If no choice is specified, the proxy will be voted FOR election of the director nominees identified in this proxy statement, FOR the say-on-pay proposal, FOR approving an advisory vote on executive compensation every year, and FOR ratification of the appointment of S.R. Snodgrass, P.C. as auditor for the fiscal year ending December 31, 2025.

The proxy is solicited by Middlefield, conferring discretionary authority to vote on any matters properly presented at the Annual Meeting or any adjournments thereof. We are not aware of any business to be presented at the Annual Meeting other than the business described in this proxy statement. If any matter not set forth in the Notice of Annual Meeting of Shareholders is properly presented at the 2025 Annual Meeting, the persons named as proxies will vote thereon in accordance with their best judgment.

We mailed our 2024 Annual Report to persons who, as of the March 14, 2025 record date, were shareholders on that date. Additional copies may be obtained without charge by written request. We file periodic reports and other information with the SEC under the Exchange Act. The SEC maintains an internet web site containing reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” would permit Middlefield to send: (a) a single annual report and/or a single proxy statement or (b) a single notice of internet availability of proxy materials, as applicable, to any household at which two or more different registered shareholders reside if Middlefield reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the registered shareholder(s) would be required to consent to the householding process in accordance with applicable SEC rules and would be able at any time to request that Middlefield promptly deliver to such shareholder(s) a separate copy of the proxy materials subject to householding. The householding procedure is intended to reduce the volume of duplicate information shareholders receive and would reduce Middlefield’s expenses. Middlefield does not currently practice householding but may institute householding in the future and will notify registered shareholders affected by householding at that time.

If you are the beneficial owner, but not the record holder, of Middlefield shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other shareholders sharing an address notify your nominee that you want to receive separate copies.

We will furnish a copy of our Form 10-K Annual Report for the year ended December 31, 2024 without charge to shareholders upon written request to: Mr. Michael C. Ranttila, Chief Financial Officer, Treasurer and Executive Vice President, Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/MBCN or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2025 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals The Board of Directors recommends a vote FOR Proposal 1 1. To elect the three nominees identified below as directors for the term specified and until their successors are elected and qualified 01 - Spencer T. Cohn for a term of three years 02 - William J. Skidmore for a term of three years 03 - Carolyn J. Turk for a term of three years Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. The Board of Directors recommends a vote FOR Proposal 2 The Board of Directors recommends a vote for 1 YEAR for Proposal 3 2. To approve, on a non-binding advisory basis, the compensation of named executive officers, as disclosed in the proxy statement For Against Abstain 3. Advisory vote on the frequency of the advisory vote on executive compensation 1 YR 2 YRS 3 YRS Abstain The Board of Directors recommends a vote FOR Proposal 4 For Against Abstain 4. To ratify the appointment of S.R. Snodgrass, P.C. as independent auditor for the fiscal year ending December 31, 2025 B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as your name(s) appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. The undersigned acknowledges receipt from Middlefield Banc Corp., before execution of this proxy, of the Notice of Annual Meeting, Proxy Statement, and 2024 Annual Report. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 043U4A

The 2025 Annual Meeting of Shareholders of Middlefield Banc Corp. will be held on Wednesday, May 14, 2025 at 1:00 pm EDT, virtually via the internet at meetnow.global/MSPXWF6 To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/MBCN q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Middlefield Banc Corp. Notice of 2025 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 14, 2025 Courtney M. Erminio and Michael C. Ranttila, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Middlefield Banc Corp. to be held on May 14, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the director nominees identified in Proposal 1, FOR approval of Proposal 2, for 1 YEAR for Proposal 3 and FOR approval of Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)